March 31, 2022

James M. Fusaro

Dear Jim:

As we have discussed, your employment with Array Technologies, Inc. (the “Company”) has terminated, effective as of April 18, 2022 (the “Separation Date”) by reason of a mutually agreed separation that qualifies as a termination of employment without Cause under the Company’s severance policy. You acknowledge and agree that as of the Separation Date, your employment with the Company and its Affiliates (as defined below) will terminate, and, without any further action required, you will be deemed to resign from any and all (i) officer positions you hold with the Company or any of its Affiliates; (ii) memberships you hold on any boards of directors, boards of managers or other governing boards or bodies of the Company or any of its Affiliates, including on the Board of Directors of the Company (the “Board”); and (iii) memberships you hold on any of the committees of any such boards or bodies. For purposes of this Agreement, “Affiliates” means all persons and entities controlling, controlled by or under common control with the Company, whether control by management authority, equity interest or otherwise. Affiliates does not include The Blackstone Group nor its non-portfolio related companies.1

The purpose of this letter (this “Agreement”) is to confirm the terms concerning your separation from employment, as follows:

1.Final Salary and Vacation Pay. You acknowledge that you have received pay for all work you performed for the Company through the Separation Date, to the extent not previously paid, as well as pay, at your final base rate of pay in effect as of December 31, 2021, for any vacation days you had earned but not used as of the Separation Date, determined in accordance with Company policy and as reflected on the books of the Company.

2.Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it and your Continuing Obligations (as defined below) and in full consideration of any rights you may have under the Company’s severance policy, as in effect on the Separation Date:

(a)The Company will pay you, and/or upon notification and direction from the personal representative of your estate or from a lawfully appointed guardian of your person, will pay to your guardian, your estate, your estate planning trust, or your heirs as the case may be (all said persons and entities hereafter collectively “Heirs”), an amount equal to 1.5 times the sum of your annual base salary (such base salary, $650,000.00) plus your target annual bonus (such target bonus, $650,000.00) (the “Severance Payments”), for a period of eighteen (18) months following the Separation Date (the “Severance Period”). Stated another way, the Company will pay you the total
1 As of the date hereof, Affiliates of the Company include: Array Tech, Inc.; ATI Investment Sub, Inc.; Array Technologies UK Limited; Array Technologies International Pty Ltd; Array Technologica Do Brasil LTDA; Ojjo, Inc.; Soluciones Técnicas Integrales Norland, S.L.; KTRSolar Tech, S.L.; Stinorland México, S.A. de C.V.; STI Solar, Spa.; Stinorland South Africa Pty Ltd.; Stinorland USA INC; Stinorland Israel Ltd.; Stinorland Brasil Ltda.

sum of $1,950,000.00 (i.e., 1.5 times $1,300,000.00) as Severance Payments over the Severance Period. Severance Payments will be made in the form of salary continuation, and will begin on the next regular Company payday which is at least five (5) business days following the date that this Agreement becomes effective. The first payment will be retroactive to the day following the Separation Date. In the event of a Change in Control (as defined in the Array Technologies, Inc. 2020 Long-Term Incentive Plan (the “2020 Plan”)), the Company will accelerate any Severance Payments that have not been paid to you as of the Change in Control and will pay any such amount to you in a lump sum in connection with the Change in Control; provided, that, the Company will not accelerate any Severance Payments to the extent the Company determines in its sole discretion that such acceleration would result in adverse tax consequences under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended.
(b)If you are enrolled in the Company’s group medical, dental and/or vision plans on the Separation Date, you may elect to continue your participation and that of your eligible dependents in those plans for a period of time pursuant to the federal law known as “COBRA” or similar applicable state law (together, “COBRA”). You may make such an election whether or not this Agreement becomes effective. However, if this Agreement becomes effective and you timely elect to continue your participation and that of your eligible dependents in such plans, the Company will contribute to the premium costs of your COBRA continuation coverage at the same rate that it contributes from time to time to group medical, dental and/or vision insurance premiums (as applicable) for its active employees until the earlier of (i) the end of the Severance Period or (ii) the date you become eligible for coverage under a subsequent employer health plan, whether you enroll in such coverage or not. Notwithstanding the foregoing, in the event that the Company’s payment of the COBRA premium contributions, as described in this Section, would subject the Company to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended, or the Patient Protection and Affordable Care Act, as amended, or any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, then you and the Company agree to work together in good faith to restructure such benefit so as to avoid such tax or penalty.
(c)With respect to equity awards granted to you under the 2020 Plan and corresponding grant agreements, collectively attached hereto as Exhibit A (together with the 2020 Plan, the “Equity Documents”):

1.Any time-based restricted stock units (the “RSUs”) that were outstanding and unvested on the Separation Date (after giving effect to any accelerated vesting provided under the terms of the award agreements evidencing such awards) shall continue to vest in accordance with their terms as if you had continued to remain employed by the Company on each applicable subsequent vesting date, in each case, subject to this Agreement becoming effective; and
2.Any performance-based restricted stock units (“PSUs”) that were outstanding on the Separation Date for which the performance period had not been completed will remain outstanding and eligible to vest based on actual achievement of the performance metrics through the applicable performance period, each as set forth in the award agreement evidencing such award of PSUs, pro-rated to reflect the portion of the performance period during which you were employed by the Company through the Separation Date, subject to this Agreement becoming effective.
Except as specifically modified by the preceding sentence, the equity awards granted to you shall continue to be administered in accordance with the terms of the applicable Equity Document and the terms of award agreements evidencing such awards. In the event of your death prior to the end of the Severance Period, the RSUs and PSUs referenced in this Agreement shall continue to vest as set forth herein and shall be transferable by will or by the laws of descent and distribution, as set forth in the 2020 Plan.
3.Acknowledgement of Full Payment and Withholding.

(a)You acknowledge and agree that the payments provided under Section 1 and 2 of this Agreement are in complete satisfaction of any and all compensation or benefits (including, without limitation, any bonus or incentive payments) due to you from the Company, whether for services provided to the Company, pursuant to the Letter Agreement by and between you and the Company dated as of April 25, 2018 and attached hereto as Exhibit B (the “Letter Agreement”), or otherwise, and that no further compensation or benefits are owed or will be paid to you at any time.

(b)All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

4.Status of Employee Benefits, Paid Time Off and Expenses.

(a)Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s medical, dental, and vision plans under COBRA and except as provided for in Section 2(c) of this Agreement, your participation in all employee benefit plans of the Company ended as of the Separation Date, in accordance with the terms of those plans. You acknowledge that you have not continued to earn paid time off or other similar benefits after the Separation Date. You will receive information about your COBRA continuation rights under separate cover.

(b)Within two (2) weeks following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

5.Continuing Obligations, Confidentiality and Non-Disparagement.

(a)You acknowledge that you continue to be bound by the following Confidential Information, Non-Competition, and Non-Solicitation of Customers and Suppliers, and Non-Hire and Non-Solicitation of Employees that, in each case, survive the termination of your employment by necessary implication of the terms thereof (the “Continuing Obligations”).

1.Confidential Information. You acknowledge that, in the course of your employment with the Company, you occupied a position of trust and confidence. You shall not, except in the course of the good faith performance of your duties to the Company or any Affiliates, or as required by applicable law, without limitation in time and whether directly or indirectly, disclose to any person or entity, or use, any Confidential Information. “Confidential Information” shall mean information about the business and affairs of the Company, its Affiliates, and their respective clients, customers or business relations, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists, and all papers, resumes and records (including, without limitation, computer records) containing such Confidential Information. “Confidential Information” excludes information which you can demonstrate (i) is in the public domain through no act or omission of yours in violation of any agreement that you are party to with the Company or any Affiliates or any policy of the Company or any Affiliates or (ii) has become available to you on a non-confidential basis from a source other than the Company and its Affiliates without breach of such source’s confidentiality or non-disclosure obligations to the Company or any Affiliates.
2.Non-Competition. In further consideration of the severance payments and benefits to be paid to you hereunder, you acknowledge that during the course of your employment with the Company you have become familiar with the Company’s and its Affiliates’ trade secrets and with other Confidential Information concerning the Company and its Affiliates and that your services were special, unique and of extraordinary value to the Company and its Affiliates, and therefore, during the period of your employment by the Company and continuing until, the second anniversary of the Separation Date (the “Applicable Period”) you shall not, directly or indirectly, provide services to (whether as an employee or a consultant, with or without pay) or own, manage, operate, join, control, participate in or be connected with (as a stockholder,2 partner or otherwise), any business, individual, partner, firm, corporation, partnership, limited liability company or other entity that is competing with the businesses of the Company or any Affiliates (each, a “Competitor of the Company”) as such businesses exist or are planned or in process during the period of your employment or on the Separation Date; provided, however, that the “beneficial ownership” by you, either individually or as a member of a “group” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, of not more than two percent (2%) of the voting stock of any publicly held corporation shall not alone constitute a violation of this paragraph. You and the Company acknowledge and agree that the business of the Company and its Affiliates, and the scope of your work with the Company and its Affiliates, extend throughout the United States of America, Canada, Spain, Brazil, Mexico, Chile, Australia, and South Africa and that the terms of the noncompetition agreement set forth herein shall apply throughout those regions.
3.Non-Solicitation of Customers and Suppliers. During the Applicable Period, you shall not, directly or indirectly, influence or attempt to influence customers, suppliers, licensees, licensors, franchisees or other business relations of the Company or any Affiliates with which you have had contact within the twenty-four (24) month period prior to the Separation Date to divert any of their business away from the Company or any Affiliates or otherwise interfere with their relationship with the Company and its Affiliates.
2 Stockholder excludes “beneficial ownership” directed by a wealth management entity such as Vanguard.

4.Non-Hire and Non-Solicitation of Employees. You recognize that you possess Confidential Information about other employees of the Company and its Affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company and its Affiliates. You recognize that the information you possess and will possess about these other employees is not and will not be generally known, is of substantial value to the Company and its Affiliates in developing their business and in securing and retaining customers and has been acquired by you because of your business position with the Company. You agree that, during the Applicable Period, you will not, directly or indirectly, (i) hire any employee of the Company or any Affiliates (or hire any former employee of the Company or any Affiliates within one year after such person ceased to be an employee of the Company or such Affiliates) or (ii) solicit, recruit, induce or encourage or attempt to solicit, recruit, induce or encourage any employee of the Company or any Affiliates to terminate his or her employment or any other relationship with the Company and its Affiliates, or otherwise interfere with their relationship with the Company and its Affiliates. You also agree that you will not convey any Confidential Information or trade secrets about other employees of the Company and its Affiliates to any person or entity.
(b)You may seek a waiver of your Continuing Obligations from the Company’s Board of Directors. You agree that the Company’s Board of Directors retains full discretion to grant or deny any such waiver with or without good cause.

(c)Subject to Section 8(b) of this Agreement, you agree that you will never disparage or criticize the Released Parties (as defined below), or any of their businesses, management or products or services, and that you will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates. The Company agrees (i) to instruct its officers and directors as of the Separation Date not to disparage or criticize you and (ii) not to disparage you in any corporate communications to any third parties. Disclosure by the Company or its Affiliates of your termination without cause is not disparagement or criticism for purposes of this paragraph.

6.Return of Company Documents and Other Property. In signing this Agreement, you represent and warrant that you will return to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control. Further, you represent and warrant that you will not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates. Recognizing that your employment with the Company has terminated as of the Separation Date, you represent and warrant that you will not, from the Separation Date, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system, and you agree that you will not do so. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

7.Cooperation. You agree to cooperate with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.
8.General Release of Claims.

(a)In exchange for the severance pay and benefits provided to you under this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, that you have had in the past, now have, or might now have, against the Company or any of its Affiliates of any nature whatsoever, including but not limited to those in any way related to, connected with or arising out of your employment or your other association with the Company or any of its Affiliates or the termination of the same, whether pursuant to the Letter Agreement or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and/or fair employment practices laws and statutes of the State of Arizona and any other states in which you have provided services to the Company or any of its Affiliates (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement or otherwise, and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from any and all such causes of action, rights and claims. As of the date hereof, the Board has no actual knowledge of any clams it has against you.

(b)Nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by you or by anyone else on your behalf. Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

(c)This Agreement, including the general release of claims set forth in Section 8(a), creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in Section 5(c) above; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

9.Miscellaneous.
(a)This Agreement constitutes the entire agreement between you and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Continuing Obligations, all of which shall remain in full force and effect in accordance with their terms.

(b)This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chair of the Board of Directors of the Company or his or her expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(c)The obligation of the Company to make payments to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement and the Continuing Obligations.
(d)All amounts payable under this Agreement are intended to comply with, or be exempt from, the requirements of Section 409A and will be construed and administered accordingly. The payments made pursuant to this Agreement are also intended to be exempt from Section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and each amount to be paid or benefit to be provided to you pursuant to this Agreement shall be construed as a separate payment for purposes of Section 409A. Notwithstanding anything herein to the contrary, to the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A, if you are a “specified employee” as defined in Section 409A as of the Separation Date and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six (6) months and one (1) day following Separation Date (or the earliest date as is permitted under Section 409A). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to you under this Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not affect amounts reimbursable or provided in any subsequent year and may not be liquidated or exchanged for any other benefit. In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

(e)All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona. Each party agrees to commence any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in a United States District Court located in the State of Arizona and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum. If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing by notifying me in writing of your revocation within that period. If you do not revoke this Agreement, then, on the eighth day following the date that you signed it, this Agreement shall become effective and take effect as a legally binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

ARRAY TECHNOLOGIES, INC.

By:    /s/ Tyson K. Hottinger
    Name: Tyson K. Hottinger
    Title: Chief Legal Officer and Secretary

Accepted and agreed:

Signature: /s/ James M. Fusaro
     James M. Fusaro

Date: March 31, 2022